Exhibit 3.2

CERTIFICATE OF INCREASE

OF

9.75% SERIES D CUMULATIVE REDEEMABLE PERPETUAL PREFERRED STOCK

OF

YOUNGEVITY INTERNATIONAL, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Youngevity International, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”) DOES HEREBY CERTIFY:

That pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, the Board has adopted the following resolutions increasing the number of authorized shares of 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock of the Corporation:

RESOLVED, that pursuant to the Certificate of Designation of the 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock of the Corporation (the “Certificate of Designation”), filed with the Secretary of State of the State of Delaware on September 19, 2019, pursuant to Section 151 of the Delaware General Corporation Law, the Corporation was authorized to issue 460,000 shares of 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock, as a series of the Corporation’s authorized Preferred Stock, par value $0.001 per share; and, be it further

RESOLVED, that pursuant to the authority expressly granted and vested in the Board in accordance with the Certificate of Designation and the provisions of the Certificate of Incorporation of the Corporation, the number of shares of the series of Preferred Stock of the Corporation designated as 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock be, and hereby is, increased from 460,000 shares to 650,000 shares; and, be it further

RESOLVED, that each of the appropriate officers of the Corporation be, and hereby are, authorized and directed in the name and on behalf of the Corporation to execute and file this Certificate of Increase (the “Certificate of Increase”) with the Secretary of State of the State of Delaware increasing the number of shares constituting the 9.75% Series D Cumulative Redeemable Perpetual Preferred Stock from 460,000 shares to 650,000 shares and to take any and all other actions deemed necessary or appropriate to effectuate this resolution; and, be it further

 RESOLVED, that any officer of the Corporation be, and each hereby is, authorized and directed in the name and on behalf of the Corporation to prepare, file and deliver any and all notices or other filings that may be required by applicable law as determined by such officer(s), the Certificate of Designation or the Certificate of Increase.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be duly executed on its behalf by its undersigned President as of December 17, 2019.

By:	/s/ David Briskie
Name: David Briskie
Title: President and Chief Financial Officer